Exhibit 99.1

   J & J Continues to Post Gains; Reports Record Sales and Earnings

    PENNSAUKEN, N.J.--(BUSINESS WIRE)--July 21, 2004--J & J Snack Foods Corp. (NASDAQ:JJSF) today announced record sales and earnings for its third quarter and nine months ended June 26, 2004.
    Sales for the third quarter increased 16% to $119.0 million from $102.5 million in last year's third quarter. Net earnings increased 11% to $8.7 from $7.8 million last year. Earnings per diluted share were $.95 for the June quarter compared to $.87 last year. Operating income increased 12% to $13.6 this year from $12.2 million in the year ago period.
    For the nine months ended June 26, 2004, sales increased 13% to $294.1 million from $261.2 million in last year's nine months. Net earnings increased 16% to $13.9 million in the nine months from $12.0 last year. Earnings per diluted share were $1.52 for the nine months compared to $1.32 last year. Operating income increased 16% to $21.5 million from $18.6 million in the year ago period.
    Gerald B. Shreiber, J & J's President and Chief Executive Officer, commented; "All of our business groups contributed to our record results for our third quarter. We benefited from strong results in our food service business, particularly with our core pretzel and bakery products, and our ICEE business."

    J & J Snack Foods Corp.'s principal products include SUPERPRETZEL, PRETZEL FILLERS and other soft pretzels, ICEE and ARCTIC BLAST frozen beverages, LUIGI'S, MAMA TISH'S, SHAPE UPS, MINUTE MAID(1) and BARQ'S(2) and CHILL frozen juice bars and ices, TIO PEPE'S churros, THE FUNNEL CAKE FACTORY funnel cakes, and MRS. GOODCOOKIE, CAMDEN CREEK, COUNTRY HOME and READI-BAKE cookies. J & J has manufacturing facilities in Pennsauken, Bridgeport and Bellmawr, New Jersey; Scranton and Hatfield, Pennsylvania; Carrollton, Texas; Atlanta, Georgia and Vernon (Los Angeles), California.

    (1) MINUTE MAID is a registered trademark of The Coca-Cola
Company.
    (2) BARQ'S is a registered trademark of Barq's Inc.



                          Consolidated Statement of Operations
                          ------------------------------------

                       Three Months Ended         Nine Months Ended
                       ------------------         -----------------
                      June 26,     June 28,     June 26,     June 28,
                      --------      --------    --------     --------
                       2004          2003         2004        2003
                       ----          ----         ----        ----
                                       (in thousands)

Net sales             $118,952     $102,529     $294,111     $261,181
Cost of goods sold      76,702       64,146      196,477      173,857
                      --------     --------     --------     --------
  Gross profit          42,250       38,383       97,634       87,324
Operating expenses      28,679       26,226       76,161       68,734
                      --------     --------     --------     --------
Operating income        13,571       12,157       21,473       18,590
Other income                93           42          265          174
                      --------     --------     --------     --------
  Earnings before
   income taxes         13,664       12,199       21,738       18,764
Income taxes             4,959        4,391        7,866        6,754
                      --------     --------     --------     --------
  Net earnings        $  8,705     $  7,808     $ 13,872     $ 12,010
                      ========     ========     ========     ========
Earnings per diluted
 share                   $ .95        $ .87        $1.52        $1.32
Earnings per basic
 share                   $ .97        $ .91        $1.56        $1.38
Weighted average
 number of diluted
 shares                  9,163        8,937        9,122        9,080
Weighted average
 number of basic
 shares                  8,956        8,574        8,873        8,680




                                     Consolidated Balance Sheets
                                     ---------------------------
                                June 26, 2004      September 27, 2003
                                -------------      ------------------
                                         (in thousands)

Current assets                     $124,402             $100,405
Property, plant & equipment, net     89,276               87,115
Goodwill                             46,477               45,850
Other intangibles, net                2,492                1,231
Other assets                          1,491                2,082
                                   --------             --------
  Total                            $264,138             $236,683
                                   ========             ========

Current liabilities                $ 50,660             $ 40,058
Deferred income taxes                13,374               13,374
Other long term obligations             484                  687
Stockholders' equity                199,620              182,564
                                   --------             --------
  Total                            $264,138             $236,683
                                   ========             ========


    The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof.


    CONTACT: J & J Snack Foods Corp.
             Dennis G. Moore, 856-665-9533